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                                                                   Exhibit 10.25


September 20, 2000


Frank Capan
President
Access Cash International LLC
20 Yorkton Court
St. Paul, MN 55127

Dear Frank:

         We understand from our discussions that Access Cash desires that eFunds provide certain lease guaranty assistance for ATM customer leases in Canada, and financial assistance for potential acquisitions. It is our mutual expectation that our assistance in these regards would increase your critical mass and assist in the longevity, value and profitability of Access Cash. eFunds also expects to benefit from these endeavors both through the addition of new processing business resulting from our preferred processing arrangement with Access Cash and in the longer term in our capacity as a limited liability member.

         This letter sets forth our mutual agreement with respect to eFunds' lease guaranty commitment and the status of our preliminary acquisition funding assistance discussions.

         1. Lease Guaranty. Subject to the following provisions, eFunds agrees that, until September 30, 2001, it will guaranty up to $3,000,000 of face value of leases between customers of Access Cash or its Canadian subsidiary who purchase ATMs and related services for deployment in Canada, and third party lessors. eFunds' guaranty obligations will be only (i) for customer leases for ATMs and related services that include processing services provided by eFunds under our preferred processing arrangement, and (ii) to the extent of Access Cash's recourse liability to such third party lessors as determined under the leases described below.

         Access Cash believes that all such leases will be funded by Onset Capital Corporation in Canada. Onset rates leases based on the credit rating of the customer. The percentage of recourse to Access Cash will vary under these leases, with the least amount of recourse being required with the better credit rating of the customer and the largest amount of recourse required with lower credit rating. Access Cash will use all commercially reasonable efforts to obtain lower recourse lease arrangements by seeking lease arrangements with customers with higher credit ratings. We understand that Access Cash may seek similar leasing arrangements for its customers from other leasing companies.
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         We acknowledge that the length of these leases will be five years or less and that the liability of Access Cash and eFunds will extend for the full term of the lease. Notwithstanding, as part of Access Cash's negotiations of the terms of its recourse obligations, Access Cash will use its best efforts to obtain a commitment from the lessor that it will release the eFunds guaranty upon Access Cash's achieving certain financial benchmarks which would be negotiated as part of the lease. Access Cash shall notify eFunds in advance of such negotiations and eFunds may participate in any such negotiation at its discretion. It is understood that failure to accomplish an agreement for such release notwithstanding Access Cash's best efforts to do so will not relieve eFunds from providing the guaranty, provided that eFunds has been provided reasonable opportunity to participate in such negotiations.

         Finally, we recognize that the funding of approximately $1,000,000 of such leases will occur almost immediately upon eFunds' agreement to a guaranty acceptable to Onset. eFunds will not unreasonably withhold its approval to a guaranty provided that Access Cash meets its commitments set forth above and the terms and conditions of the guaranty are commercially reasonable. We also acknowledge Access Cash's projections that, based upon its experience, its sales of ATMs in Canada amount to approximately 30 units per month and that consequently the face value of leases to be funded monthly should be in the $200,000 to $300,000 range.

         2. Term Loan For Acquisitions. Subject to our mutual written agreement upon definitive terms and conditions, eFunds is willing to make $12,000,000 available under a loan arrangement with Access Cash for funding acquisitions that are mutually agreed upon by Access Cash and eFunds based upon financial return rates and other requirements to be agreed upon. The loan would be for a term of not less than five years, with quarterly payments of interest and principal. The interest rate would be fixed at a commercially reasonable rate to be negotiated. As we have discussed, eFunds desires a conversion right by which eFunds could convert unpaid principal or interest into equity in Access Cash. Both parties recognize that the material terms of the term loan arrangement, including without limitation the granting of a conversion right, have not been agreed upon and both eFunds and Access Cash agree to work together to reach agreement on terms and conditions within the next 90 days.

         If the foregoing lease guaranty commitment is acceptable to you and the foregoing discussion of the current status of our discussions regarding acquisition funding meets your understanding, we would appreciate your acknowledging the same by signing and returning a copy of this letter.

                                             Very truly yours,

                                             By  /s/ Nikhil Sinha
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                                                 Nikhil Sinha
                                                 Executive Vice President

Access Cash International LLC

By /s/ Frank Capan
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   Frank Capan
   President

Date:
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